Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated as January 25, 2011 by and between Morton’s Restaurant Group (the “Company”) and Christopher J. Artinian (the “Executive”) (each a “Party” and together, the “Parties”).

WHEREAS, the Executive has been employed by the Company since 1995 and in or about February of 2010, the Executive was appointed Chief Executive Officer and President of the Company; and

WHEREAS, the Executive and the Company wish to establish the terms of the Executive’s continued employment with the Company following the Effective Date (as defined below);

Accordingly, the Parties agree as follows:

1. Employment and Acceptance. The Company shall continue to employ the Executive, and the Executive shall accept such employment, subject to the terms of this Agreement, which shall become effective on January 25, 2011 (the “Effective Date”).

2. Term. Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until December 31, 2012 (“Initial Term”). The employment term hereunder shall automatically be extended for successive one-year periods beginning on January 1, 2013 (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless either party gives notice of non-extension to the other no later than sixty (60) days prior to the expiration of the then-applicable Term. In the event that the Executive’s employment with the Company terminates, the Company’s obligation to continue to pay, after the date of termination, Base Salary (as defined below), Bonus (as defined below) and other benefits shall terminate except as may be provided for in Section 5 below.

3. Duties and Title.

3.1 Title. The Company shall employ the Executive to render exclusive and full-time services to the Company and its subsidiaries. The Executive shall serve in the capacity of Chief Executive Officer and President of the Company.

3.2 Duties. The Executive shall have responsibilities commensurate with the Executive’s position and shall perform the duties that the Board of Directors of the Company (the “Board”) may from time to time require of the Executive in that capacity, consistent with the Executive’s position. The Executive shall report to the Board of Directors. The Executive shall devote substantially all of the Executive’s full professional time, energies, skills and attention to the performance of the Executive’s duties and responsibilities hereunder. The Executive shall, as necessary, also serve, if elected or appointed, without additional compensation, as a director and an officer of any and all restaurant businesses wholly or partly owned by the Company.

4. Compensation and Benefits by the Company. As compensation for all services rendered pursuant to this Agreement, the Company shall provide the Executive the following during the Term:

4.1 Base Salary. The Company will pay to the Executive an annualized base salary of $370,000 (“Base Salary”), payable not less frequently than monthly, less such deductions as shall be required to be withheld by applicable law and regulations. The Executive’s Base Salary shall be reviewed at least annually by the Board and may be adjusted upward from time to time.

4.2 Annual Bonus. The Executive shall be eligible to receive an annual bonus (the “Bonus”) targeted at sixty-five percent (65%) of Base Salary (the “Target Bonus”), based upon achievement of performance targets as determined by the Board and the Company’s Compensation Committee. Any Bonus shall be paid within two and one-half (2.5) months following the fiscal year to which the Bonus relates (the “Bonus Payment Date”). Except as otherwise set forth in Section 5, the Executive must be employed by the Company, and not have given notice of resignation, as of the Bonus Payment Date, in order to receive such Bonus.

4.3 Participation in Employee Benefit Plans. The Executive shall be permitted during the Term, if and to the extent eligible, to participate in any group life, accidental death and dismemberment or disability insurance plan, health (including an executive health benefit plan) program, incentive or other supplemental or special compensation plans or arrangements, and stock purchase programs, retirement plan or similar benefit plan or perquisite program of the Company, which may be available generally to other senior executives of the Company and its subsidiaries on the same terms as such other persons in accordance with the terms of such plans and programs.

4.4 Expense Reimbursement. The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by the Executive in connection with the Executive’s duties under this Agreement in accordance with the policies of the Company as in effect from time to time. During the Term, the Company will continue to provide the Executive with an automobile or reimbursement for the costs of an automobile for business purposes, in the same capacity or amount as the Executive receives as of the Effective Date.

5. Termination of Employment.

5.1 Termination by the Company for Cause, by the Executive without Good Reason, Due to Death or Disability, or Nonrenewal of the Term. If: (i) the Company terminates the Executive’s employment with the Company for Cause (as defined below); (ii) the Executive terminates employment with the Company without Good Reason (as defined below); (iii) the Company terminates the Executive’s employment with the Company due to the Executive’s Disability (as defined below); (iv) the Executive’s employment terminates due to the Executive’s death; or (v) the Executive’s employment terminates due to nonrenewal of the Term by either Party pursuant to Section 2 of this Agreement, the Executive or the Executive’s legal representatives (as appropriate), shall be entitled to receive the following payments (the “Accrued Benefits”):

(a) the Executive’s accrued but unpaid Base Salary to the date of termination; and

(b) expenses reimbursable under Section 4.4 above incurred but not yet reimbursed to the Executive to the date of termination.

For the purposes of this Agreement, “Cause” means as determined by the Board (or its designee), (i) indictment for a felony or any crime involving dishonesty or theft; (ii) conduct by the Executive in connection with the Executive’s employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (iii) the Executive’s willful misconduct; (iv) the Executive’s contravention of specific lawful directions related to a material duty or responsibility which is directed to be undertaken from the Board; (v) the Executive’s material breach of the Executive’s obligations under this Agreement, including, but not limited to breach of the Executive’s obligations under Section 6, and the Executive’s continued inattention to or material failure to perform the duties reasonably assigned to the Executive by the Board; (vi) any acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates; (vii) the Executive’s failure to comply with a material policy of the Company, its subsidiaries or affiliates; or (viii) the Executive’s engaging in personal conduct (including, but not limited to, harassment or discrimination of employees, or the use or possession at work of any illegal controlled substance) which seriously discredits or damages, or could seriously discredit or damage, the Company, its subsidiaries or affiliates. A termination for “Cause” shall be effective immediately (or on such other date set forth by the Board). With respect to any event or deficiency constituting Cause pursuant to clauses (v) and (vii) above (except with respect to a breach by the Executive of the Executive’s obligations under Section 6 of the Agreement), the Company shall be required to provide the Executive with written notice specifying such event or deficiency within ninety (90) days following the Board’s verifiable knowledge of the occurrence of such event or deficiency and the Executive shall have thirty (30) days after receipt of such notice to cure, if curable, such event or deficiency that would result in such Cause, as reasonably determined by the Board.

For the purposes of this Agreement, “Good Reason” means (i) the Executive is assigned any duties or responsibilities materially inconsistent with the Executive’s positions as Chief Executive Officer and President of the Company; (ii) the Company fails to pay any sum of money to the Executive when the same becomes due; or (iii) relocation of the Company’s headquarters to a location more than fifty (50) miles from the Company’s current headquarters. The Executive shall be required to provide the Company with written notice specifying such event or deficiency constituting Good Reason within ninety (90) days following the Executive’s knowledge of the occurrence of such event and the Company shall have thirty (30) days after receipt of such notice to cure the event or deficiency that would result in Good Reason.

For the purposes of this Agreement, “Disability” means, as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of the Executive’s job with reasonable accommodation as reasonably determined by the Company in good faith for a period of (i) 90 consecutive days or (ii) 180 days in any twelve (12) month period.

5.2 Termination By the Company Without Cause, or By the Executive for Good Reason. If during the Term, (i) the Company terminates the Executive’s employment without Cause or (ii) the Executive terminates the Executive’s employment with the Company for Good Reason, the Executive will be entitled to the Accrued Benefits and, subject to (x) the Executive complying the obligations of Section 6 hereunder and (y) the Executive’s execution (without revocation) of a valid release agreement in a form acceptable to the Company within thirty (30) days following the date of termination of the Executive’s employment, then beginning on the sixtieth (60th) day following such termination, the Executive shall receive the following payments and benefits:

(a) Continued payment of the Executive’s Base Salary then in effect for twenty-four (24) months, payable in equal installments and in accordance with the Company’s normal payroll practices;

(b) An amount equal to the Bonus received by the Executive from the previously completed fiscal year, if any, multiplied by two (2), payable over twenty-four (24) months in equal installments and in accordance with the Company’s normal payroll practice;

(c) A monthly payment equal to the monthly cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for a maximum of eighteen (18) months to the extent Executive elects such continuation coverage and is eligible and subject to the terms of the plan and the law; provided, that such payment shall cease to the extent that the Executive is eligible for comparable benefits from a new employer; and

(d) For a period of two (2) years, the Company shall promptly pay (or, in the discretion of the Executive, reimburse the Executive for all reasonable expenses incurred) for professional outplacement services of a qualified consultant selected by the Company, but for no longer than the date Executive first obtains full-time employment after such termination (not to exceed $25,000 in the aggregate).

If payments or benefits would otherwise have been owed to the Executive prior to the sixtieth (60th) day after termination of employment, any such delayed payments or benefits shall be made to or on behalf of the Executive on the 60th day after termination of employment. The Company shall have no obligation to provide the benefits set forth above in the event that the Executive materially breaches the provisions of Section 6.

5.3 Removal from any Boards and Position. If the Executive’s employment is terminated for any reason under this Agreement, the Executive shall be deemed to resign (i) if a member, from the Board or board of directors of any subsidiary of the Company or any other board to which the Executive has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.

5.4 Continued Employment Beyond the Expiration of the Term. Unless the Parties otherwise agree in writing, continuation of the Executive’s employment with the Company beyond the expiration of the Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and the Executive’s employment may thereafter be terminated at-will by either the Executive or the Company; provided that the provisions of Sections 5.3, 5.5, 6, 7, 8.5, 8.9, 8.10, 8.11 and 8.12 of this Agreement shall survive any termination of this Agreement or the termination of the Executive’s employment hereunder.

5.5 Parachute Payments. If the Company determines in good faith that any payments or benefits (whether made or provided pursuant to this Agreement or otherwise) provided to the Executive constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), (“Parachute Payments”), and may be subject to an excise tax imposed pursuant to Section 4999 of the Code, the Executive’s Parachute Payments will be reduced to an amount determined by the Company in good faith to be the maximum amount that may be provided to the Executive without resulting in any portion of such Parachute Payments being subject to such excise tax. The Executive shall be entitled to select which Parachute Payments shall be reduced hereunder; provided that if the Executive fails to so select, the Company shall select which Parachute Payments will be reduced.

5.6 No Mitigation. The Executive shall be under no obligation to seek other employment after termination of employment with the Company and the obligations of the Company to the Executive which arise upon the termination of the Executive’s employment pursuant to this Section 5 shall not be subject to mitigation.

6. Restrictions and Obligations of the Executive.

6.1 Confidentiality.

(a) During the course of the Executive’s employment by the Company (prior to and during the Term), the Executive has had and will have access to certain trade secrets and confidential information relating to the Company and its subsidiaries and affiliates (the “Protected Parties”) which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or its subsidiaries and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Executive shall not, during the period Executive is employed by the Company or its subsidiaries or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except (i) in the course of the Executive’s employment with, and for the benefit of, the Protected Parties, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information, provided that the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment, (iv) as to such Confidential Information that becomes generally known to the public or trade without the Executive’s violation of this Section 6.1(a) to the Executive’s spouse, attorney and/or the Executive’s personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 6.1(a) by the Executive. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

(b) All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Company or it subsidiaries, as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company and its subsidiaries.

(c) It is understood that while employed by the Company or its subsidiaries, the Executive will promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment. At the Company’s request and expense, the Executive will assist the Company and its subsidiaries during the period of the Executive’s employment by the Company or its subsidiaries and thereafter (but subject to reasonable notice and taking into account the Executive’s schedule) in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

(d) As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company and its subsidiaries all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within the Executive’s control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein. Notwithstanding the foregoing, the Executive may keep the Executive’s personal contact list and other personal files so long as they do not contain or include any Confidential Information.

6.2 Cooperation. During the Executive’s employment with the Company and thereafter, the Executive shall cooperate fully with any investigation or inquiry by the Company, or any governmental or regulatory agency or body, concerning the Company or its subsidiaries’ or affiliates’ operations; provided, that, following the Executive’s termination of employment, the Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation.

6.3 Non-Solicitation or Hire. During the Executive’s employment with the Company and for a period of twenty-four (24) months following the termination of the Executive’s employment for any reason, the Executive shall not (a) directly or indirectly solicit, attempt to solicit or induce (x) any party who is a commercial customer that generates revenue in excess of $25,000 annually (a “Commercial Customer”) of the Company or its subsidiaries, who was a Commercial Customer of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive’s employment terminates or who is a prospective Commercial Customer that has been identified and targeted by the Company or its subsidiaries, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries, or (y) any supplier to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or (b) hire any employee of the Company or any of its subsidiaries or affiliates who holds the position of Assistant Manager or higher (a “Current Employee”) or any person who held the position of Assistant Manager or higher of the Company or any of its subsidiaries or affiliates during the twelve (12) month period immediately prior to the date the Executive’s employment terminates (a “Former Employee”) or directly or indirectly solicit or induce a Current or Former Employee to terminate such employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity; provided that, the foregoing provision will not prohibit the Executive from placing general advertisements for employment and hiring a Former Employee who responds, so long as such general advertisement is not directed at Current Employees or Former Employees.

6.4 Non-Competition. During the Executive’s employment with the Company and, if the Executive’s employment is terminated prior to a Change of Control (as defined below), for a period of twenty-four (24) months following the termination of the Executive’s employment for any reason (the “Non-Competition Period”), the Executive shall not, without the Company’s prior written consent, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit the Executive’s name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in a restaurant business whose (i) primary menu items are steak and/or prime rib and (ii) average customer check is in excess of thirty dollars ($30), in geographic locations where the Company and its subsidiaries engage or propose to engage in such business (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than two percent (2%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

For the purposes of this Agreement, “Change of Control” means the occurrence of the following events: (i) any Person (as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Castle Harlan, Inc. and its affiliates becomes the Beneficial Owner (as such term is used for the purposes of Rule 13d-3 and 13d-5 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities representing a majority of the combined voting power of the Company’s then outstanding securities generally entitled to vote for the election of members of the Board, (ii) or any Person other than Castle Harlan, Inc. and its affiliates becomes the Beneficial Owner, directly or indirectly, of securities representing more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities generally entitled to vote for the election of members of the Board and Castle Harlan, Inc. and its affiliates own less than five percent (5%) of the combined voting power of the Company’s then outstanding securities generally entitled to vote for the election of members of the Board, or (iii) as a result of a cash tender offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the individuals who were members of the Board as of the Effective Date (the “Incumbent Directors”) cease to constitute at least a majority of the Board of the Company or of any successor to the Company; provided that any Person becoming a director after the Effective Date and whose election or nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director.

6.5 Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by the Executive or coming into the Executive’s possession during the Executive’s employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries (“Company Property”). During the Executive’s employment with the Company, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of the Executive’s duties under the Agreement. When the Executive’s employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in the Executive’s possession or control.

6.6 Nondisparagement. The Executive agrees that the Executive will not at any time (whether during Executive’s employment with the Company or anytime thereafter) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company and its subsidiaries, Castle Harlan Partners III, L.P., their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

7. Remedies; Specific Performance. The Executive acknowledges and agrees that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 6 may result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach, without requiring the posting of a bond. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order.

8. Other Provisions.

8.1 Notice. For the purpose of this Agreement, any notice and all other communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received at the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith.

If to the Company:

Morton’s Restaurant Group, Inc. c/o Castle Harlan, Inc.
150 East 58th Street
37th Floor
New York, New York 10155

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attn:	Robert Goldstein, Esq. Laurence M. Moss, Esq.

If to the Executive:

To the most recent address of the Executive set forth in the personnel records of the Company.

8.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes the provisions of all other prior agreements expressly concerning the effect of a termination of the employment relationship between the Company and its affiliates and the Executive. In no event shall payments or benefits provided pursuant to any other agreement between the Executive and the Company entitle the Executive to a duplication of payments and benefits pursuant to this Agreement.

8.3 Representations and Warranties. The Executive represents and warrants that the Executive is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform the Executive’s obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

8.4 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles, unless superseded by federal law.

8.6 Assignability by the Company and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other party; provided that the Company may assign the Agreement to any successor that continues the business of the Company.

8.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

8.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

8.9 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

8.10 Judicial Modification. If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

8.11 Tax Withholding. The Company is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

8.12 Section 409A. Notwithstanding any other provision of this Agreement, if at the time of the termination of the Executive’s employment the Executive is a “specified employee” (as defined in Section 409A of the Code (“Section 409A”)) and any payments or benefits upon such termination under Section 5 hereof will result in additional tax or interest to the Executive under Section 409A, the Executive will not be entitled to receive such payments or benefits until the date which is six (6) months after the termination of the Executive’s employment for any reason, other than as a result of Executive’s death or disability (as defined in Section 409A). In addition, to the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder shall comply with Section 409A.

8.13 Indemnification of Executive. Subject to the Company’s bylaws and applicable law, the Company shall indemnify the Executive and hold the Executive harmless for any acts or decisions made by the Executive in good faith while performing services for the Company as an officer or director of Company and shall include the Executive under any directors and officers insurance policy now in force or hereinafter obtained during the Term of this Agreement, covering the other officers and directors of the Company against lawsuits; provided, however, that the Company shall be under no obligation to obtain any such coverage.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the 25th day of January, 2011.

MORTON’S RESTAURANT GROUP, INC.

/s/ SCOTT D. LEVIN
By: Scott D. Levin
Title: Senior Vice President and General Counsel

/s/ CHRISTOPHER J. ARTINIAN
EXECUTIVE

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